Exhibit 99.1

LMI Aerospace Engineering Services President Olsen Resigns

ST. LOUIS, Sept. 23, 2016 - LMI Aerospace Inc. (Nasdaq: LMIA) ("LMI" or the "Company") has announced that Engineering Services President Brian Olsen resigned his post effective Oct. 7 to take another position within the industry.

Engineering Services Chief Operating Officer Jay Inman will oversee Olsen’s duties while LMI evaluates options for a future leader of that business segment.

“We appreciate the many contributions Brian has made in his nearly 10 years of combined service at LMI, and we wish him well in his new pursuits,” said LMI Aerospace Chief Executive Officer Dan Korte. “Jay has held various leadership roles within Engineering Services and has played an integral part in helping redefine our strategy to diversify our customer base as well as reinvigorate revenue growth and profitability in the business. He and other leaders will continue to work together to ensure we stay focused on implementing that strategy throughout this transition.”

Olsen originally joined LMI in 2002, left LMI in 2005, then returned in 2010. Over the years he has served in a number of leadership roles including Contracts and Business Development. He was appointed to lead Engineering Services in 2015.

About LMI Aerospace
LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.

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Contact:
Amy Horton
Director, Corporate Communications
636-916-2130
ahorton@lmiaerospace.com

411 Fountain Lakes Blvd
St. Charles, Missouri 63301
ph: 636.946.6525
fx: 636.949.1576
www.lmiaerospace.com